EXHIBIT-99.1

ZZLL Information Technology Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Financial Data

As of March 31, 2018 and

For the Quarter Ended March 31, 2018

F-1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations of ZZLL Information Technology, Inc. and Subsidiaries, (“ZZLL” or the "Company") gives effect to the merger of ZZLL and Yugosu Investment Limited. ("Yugosu") as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2018 is derived from the unaudited financial statements of ZZLL for the quarter ended March 31, 2018 and unaudited financial statements of Yugosu for the quarter ended March 31, 2018.

The unaudited pro forma condensed combined balance sheet as at March 31, 2018 gives effect to the Merger of ZZLL and Yugosu as if such transaction occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet is derived from the unaudited balance sheets of ZZLL as of March 31 2018 and unaudited balance sheet of Yugosu as of March 31 2018.

The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by ZZLL and Yugosu in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of ZZLL and Yugosu that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of ZZLL and Yugosu in the future.

The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of ZZLL and other historical information included elsewhere in this filing.

F-2

ZZLL INFORMATION TECHNOLOGY, INC.

PROFORMA CONDENSED COMBINED BALANCE SHEET

As at March 31, 2018

(Stated in US Dollars)

	ZZLL	Yugosu	Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$21,547	$19,050	$-	$40,597
Trade receivables, net of allowance	-	191,692	-	191,692
Inventories, net	-	868,597	-	868,597
Advance to supplies	-	46,684	-	46,684
Amount due from NSML--Non-controlling interest	294,872	-	-	294,872
Amount due from Sleepaid Holding Co.	-	21,527	-	21,527
Other receivables	4,271	51,017	-	55,288

Total current assets	$320,690	$1,198,567	$-	$1,519,257

Non-current assets:
Property, plant and equipment, net	569	16,261	-	16,830
Intangible assets	-	15,053	-	15,053
Restricted cash	-	56,893	-	56,893

Total non-current assets	$569	$88,207	$-	88,776

TOTAL ASSETS	$321,259	$1,286,774	$-	1,608,033

LIABILITIES and STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable	75,000	-	-	75,000
Accounts payable	-	786,026	-	786,026
Advances from customer	-	61,600	-	61,600
Warrants liabilities	547,883	-	-	547,883
Other payables and accrued liabilities	150,802	261,437	-	412,239
Accrued expenses and salaries	-	129,218	-	129,218
Amount due to related party	258,821	785,108	-	1,043,929
Income tax payable	-	16,797	-	16,797

Total current liabilities	$1,032,506	$2,040,186	-	3,072,692

TOTAL LIABILITIES	$1,032,506	$2,040,186	$-	3,072,692

STOCKHOLDERS’ EQUITY
Common stock	2,028	1,280	(80)	3,228
Additional paid in capital	1,671,847	49	80	1,671,976
Accumulated other comprehensive loss	(1,215)	(67,210)	-	(68,425)
(Accumulated deficit)/retained earnings	(2,669,254)	(687,531)	-	(3,356,785)

TOTAL STOCKHOLDERS’ EQUITY	(996,594)	(753,412)	-	(1,750,006)
Attributable to Non-controlling interest	285,347	-	-	285,347

Attributable to The Group	(711,247)	(753,412)	-	(1,464,659)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$321,259	$1,286,774	$-	1,608,033

F-3

ZZLL INFORMATION TECHNOLOGY, INC.

PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Quarter Ended March 31, 2018

(Stated in US Dollars)

	ZZLL	Yugosu	Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)		(Unaudited)

Net revenue	$268	$401,009	$-	$401,277
Cost of Sales	2,003	338,468	-	340,471

Gross profit	$(1,735)	$62,541	$-	$60,806

Operating expenses:
Selling expenses	-	113,547	-	113,547
General and administrative expenses	(83,213)	96,648	-	13,435

Total operating expenses	(83,213)	210,195	-	126,982

(Loss)/ Income from operations	$81,478	$(147,654)	$-	$(66,176)

Non-operating income (expense)
Interest expenses	-	(3,932)	-	(3,932)
Interest income	-	25	-	25
Other non-operating expenses	-	(212)	-	(212)
Other non-operating income	8	-	-	8

(Loss)/ Income before income taxes	$81,486	$(151,773)	-	$(70,287)

Income tax	-	-	-	-

Net (loss)/ Income	$81,486	$(151,773)	$-	$(70,287)

Non-controlling interest	1,004	-		1,004

Net (loss)/income attributable to the Company	$82,490	$(151,773)	$-	$(69,283)

Foreign currency translation adjustment	(827)	(1,160)	-	(1,987)

Comprehensive loss	$81,663	$(152,933)	$-	$(71,270)

Per share information – basic and fully diluted:
Basic and diluted net loss per share *				(0.23 cents )

Weighted average number outstanding – basic and diluted*	19,624,115	12,000,000		31,624,115

*All shares outstanding have been retroactively restated to reflect ZZLL’s 1-for-50 reverse stock split, which was effective on October 5, 2017

F-4

ZZLL INFORMATION TECHNOLOGY, INC.
NOTES TO CONDENSED COMBINED PROFORMA FINANCIAL STATEMENTS

(Stated in US Dollars)

NOTE 1. DESCRIPTION OF THE TRANSACTION

ZZLL Information Technology, Inc. (“the Company”) and its wholly owned subsidiary, Syndicore Asia Limited (“SAL”), a Hong Kong corporation entered into a Share Exchange Agreement (the “Agreement”) with Sleepaid Holding Co. (“Sleepaid”), an unrelated third party. Under the Agreement, in exchange for the newly issuance of 12,000,000 shares of the restricted common stock of the Company, SAL will acquire all the outstanding shareholdings of all three subsidiaries companies of Sleepaid, Yugosu Investment Limited, Guangzhou Sleepaid Household Supplies Co., Ltd and Guangzhou Yuewin Trading Co., Ltd. The Company and Sleepaid have valued the shares being issued by the Company at $0.10 per share. After the transaction, the Company will own all the assets and be responsible for all the liabilities of the three subsidiaries, and through SAL will operate the three subsidiaries being acquired by the Company.

Sleepaid Holding Co. (“Sleepaid”) has a wholly owned subsidiary, Yugosu Investment Limited, a company incorporated in Hong Kong with company number 1119109, whose registered office is situated at Room 110, 1/F, Wellborn Commercial Centre, 8 Java Road, North Point, Hong Kong (“YUGOSU”).

YUGOSU has a wholly owned subsidiary, Guangzhou Sleepaid Household Supplies Co., Ltd., (广州施力普家居用品有限公司), a company incorporated in Guangzhou, PRC, whose registered office is situated at Room 1303, 3rd Office Building, Poly Plaza, 290 East Hanxi Avenue, Zhongcun, Panyu District, Guangzhou, Guangdong, China (“Sleepaid Household”).

Guangzhou Sleepaid Household Supplies Co., Ltd. has a wholly owned subsidiary, Guangzhou Yuewin Trading Co., Ltd.（广州悦荣贸易有限公司), a compary incorporated in Guangzhou, PRC, which is located at 1302, 3rd Office Building, Poly Plaza, 290 East Hanxi Avenue, Zhongcun, Panyu District, Guangzhou, Guangdong, China (“Yuewin”).

YUGOSU, Sleepaid Household and Yuewin are engaged in development, manufacturing, distribution and marketing of bedding products, specifically memory foam pillows, memory foam mattresses, and soft beds. We market and distribute our bedding products mostly in well-known malls and furniture stores across Mainland China.

F-5

Currently, Sleepaid is selling the SleepAid products to end customers through its self-managed and franchised retail stores in Guangdong and Guangxi Provinces in southern China. Sleepaid has a total of 39 stores. It manages 13 of these stores directly. The remaining 26 stores are owned by franchisees.

SleepAid is the self-developed brand of YUGOSU which possesses proprietary rights. The PRC National Industry and Commerce Bureau has granted Yuewin seven trademarks numbered 13009803, 8243171, 13009777, 13009927, 13009970, 13010039, and 13010067; and granted Sleepaid Household seventeen trademarks numbered 16151852, 23078424, 7518742, 16152358, 23077911, etc. covering various kinds of mattresses, pillows, blankets, quilts, hospital and massage beds under the Sleep Aid brand name. All these products are designed and developed by Yuewin's in-house product development team in collaboration with third-party manufacturers, who manufacture the actual products. Sleepaid Household also owns thirteen software copyrights covering ERP system, sales system, E-commerce system, household supplies design software, sleep monitor software, etc.

NOTE 2. PRESENTATION

The proforma condensed combined financial statements gives effect to the transaction as if occurred at the beginning of the periods presented.

F-6